Exhibit 10.2

AMENDED AND RESTATED

CME GROUP INC. INCENTIVE PLAN FOR NAMED EXECUTIVE OFFICERS

(Amended and Restated as of May 21, 2014)

1. Purpose. The purpose of the CME Group Inc. Incentive Plan for Named Executive Officers is to align the interests of Company management with those of the shareholders of the Company by encouraging management to achieve goals intended to increase shareholder value.

2. Definitions. The following terms, as used herein, shall have the following meanings:

(a) “Award” shall mean an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Factors with respect to a Performance Period.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor.

(d) “Committee” shall mean the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan in accordance with Section 3 of the Plan.

(e) “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

(f) “Company” shall mean CME Group Inc., a Delaware corporation, or any successor corporation.

(g) “Disability” shall mean permanent disability as determined pursuant to the long-term disability plan or policy of the Company or its Subsidiaries in effect at the time of such disability and applicable to a Participant.

(h) “Effective Date” shall mean January 1, 2014.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j) “Participant” shall mean an employee of the Company or any Subsidiary of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

(k) “Performance Factors” shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Factors may include any or all of the following or any combination thereof: annual daily volume, cash earnings, cash earnings per share, cash earnings margin, cash flow return, customer satisfaction, earnings before interest taxes depreciation and amortization, earnings before interest taxes depreciation and amortization margins, earnings per share, economic value added, expense reductions, expense targets, free cash flow, gross or operating margins, margins, market share, net earnings or income (before or after taxes), operating cash flow, operating efficiency, operating expenses, operating income, productivity ratios, return on assets, return on capital, return on equity, return on investment, revenue, share price, total shareholder return, and working capital or any increase or decrease of one or more of the foregoing over a specified period. Such Performance Factors may relate to the performance of the Company, a Subsidiary, any portion of the business, product line, or any combination thereof and may be expressed on an aggregate, per share (outstanding or fully diluted) or per unit basis. Where applicable, the Performance Factors may be expressed in terms of attaining a specified level of the particular criteria, the attainment of a percentage increase or decrease in the particular criteria, or may be applied to the performance of the Company, a Subsidiary, a business unit, a product line, or any combination thereof, relative to a market index, a group of other companies (or their subsidiaries, business units or product lines), or a combination thereof, all as determined by the Committee. Performance Factors may include a threshold level of performance below which no payment shall be made, levels of performance below the target level but above the threshold level at which specified percentages of the Award shall be paid, a target level of performance at which the full Award shall be paid, levels of performance above the target level but below the maximum level at which specified multiples of the Award shall be paid, and a maximum level of performance above which no additional payment shall be made. Performance Factors may also specify that payments for levels of performances between specified levels will be interpolated.

If the Committee desires that compensation payable pursuant to any Award subject to Performance Factors be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the Performance Factors (i) shall be established by the Committee no later than the end of the first 90 days of the Performance Period, as applicable (or such other time prescribed by the Internal Revenue Service) and (ii) shall satisfy all other applicable requirements imposed by Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such performance goals be stated in terms of an objective formula or standard.

(l) “Performance Period” shall mean the twelve-month periods commencing on January 1, 2014 and each January 1 thereafter, or such other longer or shorter periods as the Committee shall determine, consistent with the requirements of Section 162(m), if applicable.

(m) “Plan” shall mean this CME Group Inc. Incentive Plan for Named Executive Officers.

(n) “Subsidiary” shall mean any company, partnership, limited liability company, business or entity (other than the Company) of which at least 50% of the combined voting power of its voting securities is, or the operations and management are, directly or indirectly controlled by the Company.

3. Administration. The Plan shall be administered by a Committee of the Board. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and Performance Factors relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Factors in recognition of unusual or non-recurring events affecting the Company or its Subsidiaries or the financial statements of the Company or its Subsidiaries, or in response to changes in applicable laws, regulations or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards (including provisions relating to a change in control of the Company); and to make all other determinations deemed necessary or advisable for the administration of the Plan. Without limiting the generality of the foregoing, the Committee shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved; provided, however, that the Committee shall have the authority to make appropriate adjustments in Performance Factors under an Award to reflect the impact of extraordinary items not reflected in such goals. For purposes of the Plan, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company or its Subsidiaries after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company or its Subsidiaries, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined by the Financial Accounting Standards Board, (6) the impact of capital expenditures, (7) the impact of share repurchases and other changes in the number of outstanding shares, and (8) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

The Committee shall consist of two or more persons each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

Subject to Section 162(m) of the Code or as otherwise required for compliance with other applicable law, the Committee may delegate all or any part of its authority under the Plan.

4. Eligibility. Awards may be granted to Participants in the sole discretion of the Committee. In determining the persons to whom Awards shall be granted and the Performance Factors relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5. Terms of Awards. Awards granted pursuant to the Plan shall be communicated to Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

(a) In General. On or prior to the date on which 25% of a Performance Period has elapsed (but not later than the 90th day of such period), the Committee shall specify in writing, by resolution of the Committee or other appropriate action, the Participants for such Performance Period and the Performance Factors applicable to each Award for each Participant with respect to such Performance Period. Payment in respect of Awards shall be made only if and to the extent the minimum Performance Factors with respect to such Performance Period are attained.

(b) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, in no event shall payment in respect of Awards granted hereunder exceed $5,000,000 to any one Participant in any one year. The Committee may at its discretion decrease the amount of an Award payable upon attainment of the specified Performance Factors, but in no event may the Committee increase at its discretion the amount of an Award payable upon attainment of the specified Performance Factors.

(c) Time and Form of Payment. All payments in respect of Awards granted under this Plan shall be made in cash or, to the extent consented to by the Participant or determined by the Committee at the time an Award is granted, in whole or in part in

Common Stock issued under the CME Group Inc. Amended and Restated Omnibus Stock Plan (the “Omnibus Plan”) and valued at its Fair Market Value (as defined in the Omnibus Plan) on the date of payment. Any such payment shall be made within two and one-half (2 1/2) months after the end of the Performance Period, but in no event shall such payments be made later than December 31 of the year after the end of the Performance Period.

6. Term. Subject to the approval of the Amended and Restated Plan by the holders of a majority of the Common Stock represented and voting on the proposal at the annual meeting of Company stockholders to be held in 2014 (or any adjournment thereof), the Plan shall be effective as of May 21, 2014 and shall continue in effect until the fifth anniversary of the date of such stockholder approval, unless earlier terminated as provided below.

7. General Provisions.

(a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) Nontransferability. Awards shall not be transferable by a Participant.

(c) No Right To Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way whatever rights otherwise exist of the Company or its Subsidiaries to terminate such Participant’s employment or change such Participant’s remuneration.

(d) Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right either to deduct from the payment, or to require the Participant or such other person to pay to the Company prior to delivery of such payment, an amount sufficient to satisfy any federal, state, local or other withholding tax requirements related thereto.

(e) Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company.

(f) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g) Termination of Employment. (i) Unless otherwise provided by the Committee, and except as set forth in subparagraph (ii) of this Section 7(g), a Participant must be actively employed by the Company or its Subsidiaries at the time Awards are generally paid with respect to a Performance Period in order to be eligible to receive payment in respect of such Award. (ii) Unless otherwise provided by the Committee, if a Participant’s employment is terminated as result of death, Disability or voluntary retirement with the consent of the Company prior to the end of the Performance Period, such Participant shall receive a pro rata portion of the Award that he or she would have received with respect to the applicable Performance Period provided that the minimum Performance Factors with respect to such Performance Period are attained. Such pro rata Award shall be payable at the time payment is made to other Participants in respect of such Performance Period.

(h) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(i) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(j) Effective Date. The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the stockholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan prior to the date of such approval) shall be null and void.

(k) Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

(l) Recoupment. It shall be a condition of payment of an Award under the Plan that any Participant who holds the position of Executive Chairman, serves on the Management Team or holds the position of Managing Director (any such person being referred to hereinafter as a “Covered Participant”) agree to the applicability of this Section 7(i) to any Award paid to such Participant under the Plan as a Covered Participant. In the event that a Covered Participant receives a payment pursuant to the Plan and: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission; and (2) a lower payment would have been made to the Covered Participant based upon the restated financial results, upon the recommendation of the Compensation Committee, the Board may, in its discretion, require such Covered Participant to repay all or a portion of the difference between the payment received by the Covered Participant and the payment which would have been paid to the Covered Participant based on the restated financials (such difference being referred to as the “Recoupment Amount”). In order to collect the Recoupment Amount, the Board may require the Covered Participant to forfeit all or a portion of any unvested restricted stock issued in respect of Awards hereunder, in an amount not to exceed the Recoupment Amount. The Company’s right to require repayment or forfeiture set forth in this Section 7(i) shall apply only if the facts leading to a determination that a restatement is required are discovered within the three (3) fiscal years following the fiscal year with respect to which the Covered Participant is paid an Award hereunder. The Recoupment Amount shall be determined by the Board in its good faith discretion and without regard to any deferral of Awards hereunder. The Committee may require any Covered Participant to execute an acknowledgement of the applicability of this Section 7(i) and an agreement to comply with its provisions, in such form as the Committee may determine, as a condition to the receipt of any payment under the Plan.